Exhibit 99.1

TC BioPharm Announces Exercise of Warrants for £3.1 Million Gross Proceeds

EDINBURGH, Scotland, May 6, 2024 /PRNewswire/ — TC BioPharm (Holdings) plc (“TC BioPharm” or the “Company”) (NASDAQ: TCBP), a clinical stage biotechnology company developing platform allogeneic gamma-delta T cell therapies for cancer, today announced the entry into a definitive agreement for the immediate exercise of certain outstanding warrants to purchase up to an aggregate of 1,750,000 of the Company’s American Depositary Shares (the “ADSs”) originally issued in December 2023 with an exercise price of £1.5814 per ADS and a term of five years. Each ADS represents twenty ordinary shares of the Company. The gross proceeds to the Company from the exercise of the warrants are expected to be approximately £3.1 million, prior to deducting placement agent fees and estimated offering expenses.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

In consideration for the immediate exercise of the warrants for cash and the payment of £0.099625 (US$0.125) per new warrant, the Company will issue new unregistered warrants to purchase up to 3,500,000 shares of common stock. The new warrants will have an exercise price of £1.175 per ADS, will be immediately exercisable upon issuance and will have a term of forty-two months from the issuance date.

The offering is expected to close on or about May 8, 2024, subject to satisfaction of customary closing conditions. The Company intends to use the net proceeds from this offering to support its upcoming clinical trial focusing on relapse/refractory Acute Myeloid Leukemia, and for continuing operating expenses and working capital.

The new warrants described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the ADSs underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the new warrants issued in the private placement and the ADSs underlying the new warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the new warrants.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About TC BioPharm (Holdings) PLC

TC BioPharm is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of gamma-delta T cell therapies for the treatment of cancer with human efficacy data in acute myeloid leukemia. Gamma-delta T cells are naturally occurring immune cells that embody properties of both the innate and adaptive immune systems and can intrinsically differentiate between healthy and diseased tissue. TC BioPharm uses an allogeneic approach in both unmodified and CAR modified gamma-delta T cells to effectively identify, target and eradicate both liquid and solid tumors in cancer. TC BioPharm is the leader in developing gamma-delta T cell therapies, and the first company to conduct phase II/pivotal clinical studies in oncology. The Company is conducting two investigator-initiated clinical trials for its unmodified gamma-delta T cell product line - Phase 2b/3 pivotal trial for OmnImmune® in treatment of acute myeloid leukemia using the Company’s proprietary allogeneic CryoTC technology to provide frozen product to clinics worldwide. TC BioPharm also maintains a robust pipeline for future indications in solid tumors as well as a significant IP/patent portfolio in the use of CARs with gamma-delta T cells and owns our manufacturing facility to maintain cost and product quality controls.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events, including, but not limited to, statements relating to closing of the offering, the satisfaction of closing conditions of the offering, the expected gross proceeds from the offering and statements regarding the anticipated use of proceeds from the offering. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to the website of TC BioPharm has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

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